EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	February 16, 2007
610-768-3300

AFFILIATES OF UNIVERSAL HEALTH SERVICES, INC. SERVED WITH SEARCH

WARRANT RELATED TO PREVIOUSLY DISCLOSED SUBPOENA

KING OF PRUSSIA, PA – As previously disclosed by Universal Health Services, Inc. (NYSE: UHS), our South Texas Health System affiliates, which operate McAllen Medical Center, McAllen Heart Hospital, Edinburg Regional Medical Center and certain other affiliates, were served with a subpoena dated November 21, 2005, issued by the Office of Inspector General of the Department of Health and Human Services. At that time, the Civil Division of the U.S. Attorney’s office in Houston, Texas indicated that the subpoena was part of an investigation under the False Claims Act of compliance with Medicare and Medicaid rules and regulations pertaining to the employment of physicians and the solicitation of patient referrals from physicians from January 1, 1999 to the date of the subpoena related to the South Texas Health System. We continue to cooperate in the investigation.

Today, our South Texas Health System affiliates were served with a search warrant in connection with what we have been advised is a related criminal investigation.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.